NEWS RELEASE

FOR IMMEDIATE RELEASE

News Media Contact:        Travis Whittington
                           Hanser & Associates (for Hydrogen Engine Center)
                           (800) 340-6434
                           travis@hanser.com

Algona, Iowa -- May 22, 2006 -- Hydrogen Engine Center, Inc. (OTCBB: HYEG.OB) announced today further information regarding its corporate finance plans.

HYEG intends to offer up to 1.5 million shares of its unregistered common stock to accredited investors and qualified institutional buyers in a private placement being led by the Riderwood Group Incorporated, a NASD-member middle market investment bank. The company intends to close the sale of these shares as soon as possible and plans to use the proceeds to fund the continued expansion of its operations. The offering price will be determined as the average bid price for the stock at the close of business for the twenty days prior to the date of the close of the private placement.

The company also intends to offer, subject to market conditions and other factors, $35.5 million in aggregate principal amount of 8% Senior Series 2006 Corporate Notes due 2010. These notes will be offered within the United States to accredited investors and qualified institutional buyers through a private offering led by the Riderwood Group. The company expects to grant warrants to the initial purchasers of the notes, which warrants will entitle the holder to purchase HYEG common stock at the average bid price of that stock at the close of business on the date of the closing, but in no event less than $5.00 per share. The total value of shares subject to such warrants will be equal to 25% of the value of the funds raised by the company through the offering.

Ted Hollinger, President of Hydrogen Engine Center, Inc., noted that the price of the company's stock has risen considerably amidst increased news coverage in the past few days, saying, "although we are gratified by the interest of investors, we are aware of no new or additional company information that would cause the price of our stock to rise so sharply."

The securities being offered will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Hydrogen Engine Center, Inc. designs, manufactures and distributes flex-fuel internal combustion engines for the industrial and power generation markets. The engines run efficiently, with minor adjustments, on hydrogen, gasoline, propane, natural gas or ethanol interchangeably or, with the addition of a fuel reformer, on biodiesel ("flex-fuels"). When using hydrogen fuel, emissions from HEC

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engines are near-zero.  HEC's engine and engine parts are designed to match,  in general, the form, fit and functionality of existing engines. HEC trades on the Bulletin Board under the symbol "HYEG.OB. " Its principal offices are located at 602 East Fair Street, Algona, IA 50511 Visit or call 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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